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                                                                      EXHIBIT 10

                             LITTON INDUSTRIES, INC.
                                GROUP BONUS PLAN

I.    PURPOSE

      The purpose of the Litton Industries, Inc. Group Bonus Plan (the "Plan") is to establish the procedure to reward the Group Executives of Litton's business operating groups, as such groups are determined from time to time (the "Group") and other key Group personnel for achieving Group financial performance consistent with Litton Industries, Inc. ("Litton") corporate goals.

      The participants are expected to conduct their business in an ethical manner, consistent with the Litton Statement of Principles and Standards of Conduct and to make decisions that ensure the long-term viability of each Group and Litton, as well as the success of the applicable Litton business plan period.

II.   PARTICIPANTS

      Participants in this Plan shall be the Litton Group Executives and such other key Group personnel as determined by the Litton Chief Executive Officer and/or the Litton President.

III.  TARGET BONUS

      Each participant can earn the maximum percent of base salary (target bonus), as established by the Litton Chief Executive Officer and/or the Litton President. Each fiscal year, the target bonus will be communicated by the Litton President to the Group Executives. For each participant, base salary shall be the rate of base salary in effect on October 1 of the relevant fiscal year. The maximum percent of base salary may vary as a function of Group size, number of divisions and other factors.

IV.   PERFORMANCE OBJECTIVES

      The applicable financial performance objectives for each fiscal year will be established by the Litton Chief Executive Officer and/or the Litton President and approved by the Compensation and Selection Committee of the Board of Directors (the "Committee"), it being understood that different criteria may be applied to each Group. Such objectives shall be established either prior to the beginning of each fiscal year of Litton or within 90 days after the beginning of such fiscal year. Each year, the applicable criteria will be communicated to the Group Executives by the Litton President. The Litton Chief Executive Officer and/or the Litton President may, subject to the approval of the Committee, adjust any established financial criteria at any time and in any manner.

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V.    BONUS AWARDS

      A participant's award for any fiscal year will be determined solely on the basis of the participant's performance. The earned bonus percent of the target bonus shall be a function of whatever business measure(s) were deemed appropriate for the applicable fiscal year of Litton as determined by the Litton Chief Executive Officer and/or the Litton President and approved by the Committee. The award may be allocated among one or more performance criteria, including financial criteria, strategic goals, specific management objectives and similar factors. The participant's award will be determined by the Litton Chief Executive Officer or Litton President for each key Group participant, and for each Senior Vice President, with the approval of the Committee.

      Whether or not a bonus would otherwise be awarded, either the Litton Chief Executive Officer, the Litton President and/or the Committee in their absolute discretion and for whatever reason, such as, by way of example, if they believe that any such participant has sacrificed long-term objectives to achieve short-term goals, may eliminate or reduce any bonus payments under this Plan to a participant.

      Notwithstanding the attainment of any performance criteria set forth from time to time, the actual amount of, and the formula to be applied for determining individual bonuses may, at any time, be revised at the discretion of the Litton Chief Executive Officer and the Litton President subject to the approval of the Committee.

VI.   DEFERRAL OF BONUS

      The Committee may adopt provisions for any fiscal year to allow one or more participants to defer all or part of a bonus award. If the Committee elects to permit bonus award deferrals, the Committee will prescribe one or more payment options. The Committee may allow cash awards to be converted to an equivalent number of shares of Litton common stock or stock units on such terms and conditions prescribed by the Committee.

VII.  CHANGE IN CONTROL

      In the event of a change in control of Litton, as defined in the agreements issued under the Litton Industries, Inc. 1984 Long-Term Stock Incentive Plan, any bonus awards outstanding as of the date any such change in control occurs shall immediately become vested and immediately payable.

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VIII. ADMINISTRATION

      The Plan will be administered in accordance with the terms and conditions approved by the Committee.

IX.   MISCELLANEOUS

      It is understood that the Plan does not constitute an employment contract between Litton and any participant and that the Plan may be changed, modified, amended, or terminated at any time either by the Committee by its own actions or by the Committee upon the recommendation of the Litton Chief Executive Officer and/or the Litton President.